Exhibit 10.1

January 17, 2012

LSGC Holdings LLC

c/o Pegasus Partners IV, L.P.

99 River Road

Cos Cob, CT 06807

Attn: Richard Weinberg

Re: Investment of Continental Casualty Company in Series G Preferred Stock

Ladies and Gentlemen:

Reference is made to that certain Subscription Agreement (the “Series G Subscription Agreement”), dated as of December 1, 2011, by and among Lighting Science Group Corporation, a Delaware corporation (the “Company”), PCA LSG Holdings, LLC, a Delaware limited liability company, Pegasus Partners IV, L.P. (“PP IV”), a Delaware limited partnership, LSGC Holdings II LLC, a Delaware limited liability company, Ensemble Lights, LLC, a Delaware limited liability company, Belfer Investment Partners L.P., a Delaware limited partnership, Lime Partners, LLC, a Delaware limited liability company, Mr. Mark Kristoff and Mr. Alan Docter, and to that certain Joinder Agreement thereto (the “Joinder”), to be executed concurrently herewith, by Continental Casualty Company, an Illinois insurance company (“CCC”), pursuant to which CCC shall contribute $5.0 million (the “Series G Unit Investment”) to the Company in exchange for 5,000 Series G Units (as defined in the Series G Subscription Agreement).

The Company has been informed by LSGC Holdings LLC, a Delaware limited liability Company (“Holdings”), that on May 26, 2011, Holdings issued 15,000,000 senior preferred membership interests in Holdings (the “Class C Preferred Interests”) and distributed 562,500 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), to CCC for $15,000,000.00 (the “Initial Class C Transaction”) pursuant to that certain Binding Term Sheet, dated May 13, 2011, by and between Holdings and CCC, upon the execution of that certain Fifth Amended and Restated Limited Liability Company Agreement of Holdings, dated May 26, 2011, by and between Holdings and CCC (as such may be amended from time to time, the “Holdings LLC Agreement”). Further, as partial consideration for CCC executing the Joinder and making the Series G Unit Investment, and for the benefit of the Company, Holdings has agreed to amend the Holdings LLC Agreement to increase the interest rate on the Class C Preferred Interests and to distribute additional shares of Common Stock to CCC (the “Class C Amendments”).

In connection with the Class C Amendments, and in consideration therefor, the Company hereby agrees that, for so long as any Class C Preferred Interests remain issued and outstanding, the Company shall save, defend, indemnify and hold harmless Holdings and its affiliates and the respective representatives, successors and assigns of each of the foregoing from and against any and all losses, damages, liabilities, deficiencies, claims, diminution of value, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing), asserted against, incurred, sustained or suffered by any of the foregoing as a result of any breach of, or redemption obligation under, the Holdings LLC Agreement related to the Class C Preferred Interests arising out of or relating to:

(a) the incurrence by the Company of any debt other than Permitted Debt (as defined below), or

(b) the issuance by the Company of any preferred equity securities other than Permitted Preferred Equity.

“Permitted Debt” means debt of the Company, on a consolidated basis, not to exceed, in the aggregate, (1) the debt permitted under the Working Capital Facility (as defined below) and (2) such additional unsecured debt of the Company that when aggregated with the Working Capital Facility, if any, does not exceed 300% of the Company’s earnings before interest, taxes, depreciation and amortization for the last 12 months.

“Permitted Preferred Equity” means preferred equity securities of the Company issued and outstanding at any given time having an original principal amount of up to $80.0 million in the aggregate.

“Working Capital Facility” means a working capital facility entered into by the Company in the ordinary course of business on usual and customary terms, not to exceed $75.0 million in total credit thereunder.

Upon the fulfillment of the indemnification obligations of the Company set forth in this letter agreement, Holdings shall surrender 3,750,000 shares of Common Stock less any shares of Common Stock distributed by Holdings to CCC pursuant to that certain Letter Agreement, dated as of the date hereof, between Holdings and CCC and the Initial Class C Transaction.

For the avoidance of doubt, the indemnification obligations of the Company set forth in this letter agreement may be waived by Holdings in its sole and absolute discretion by providing notice of such waiver to the Company in writing; provided, however, that any such waiver shall not constitute a waiver of any subsequent indemnification obligations of the Company.

The Company further agrees that, on the date hereof, it will pay $250,000 to PP IV for fees and expenses incurred in connection herewith and the transactions contemplated hereby.

[Signature page follows]

Very truly yours,

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Gregory T. Kaiser
Name:	Gregory T. Kaiser
Title:	CFO

Agreed and acknowledged by:

LSGC HOLDINGS LLC

By: Pegasus Partners IV, L.P.,

its managing member

By: Pegasus Investors IV, L.P.,

its general partner

By: Pegasus Investors IV GP, L.L.C.,

its general partner

By:	/s/ Jason Schaefer
Name:	Jason Schaefer
Title:	General Counsel & Secretary

[Signature Page to Letter Agreement to LSGC Holdings LLC]